UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                 ---------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported) September 19, 2000

                            MAXUS REALTY TRUST, INC.
             (Exact Name of Registrant as Specified in its Charter)


MISSOURI                           00-13457                       48-1339136
(State or Other Jurisdiction     (Commission                    (IRS Employer
of Incorporation)                File Number)                Identification No.)


104 Armour Road, North Kansas City, MO                              64116
(Address of Principal Executive Offices)                          (Zip Code)


Registrant's telephone number, including area code            (816) 303-4500



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5.       Other Events.

   On September 19, 2000, the Board of Trustees of the Registrant appointed two additional Trustees to fill the vacancies created at the last meeting of the Board of Trustees, held July 20, 2000. During the July 20, 2000 meeting, the Board of Trustee's voted to increase the number of Trustees from five to seven. The Trustees appointed to fill the vacancies are Mr. Steve Rosenberg, an independent Trustee and Mr. John W. Alvey, a Vice President of the Registrant.

   Steve Rosenberg, age 47, is Acting Manager of Aspen Mortgage, Inc. and Aspen Pacific, Inc. which manages a portfolio of 32 entities that are actively invested in a variety of real estate and non real estate investments. Mr. Rosenberg has served in this position for the past five years. These entities along with others in the past five years have invested through debt, equity, and combinations thereof in over 150 transactions totaling over $200,000,000. Mr. Rosenberg acts as both manager and co-investor in these transactions. Mr. Rosenberg holds a bachelors's degree from Colorado College,1975 and a Masters in Real Estate and Urban Land Economics from The University of Wisconsin, 1978.

   John W. Alvey, age 41, is Vice President of the Registrant and Executive Vice President and Chief Financial Officer of Maxus Properties, Inc. ("Maxus"), a Missouri corporation located at 104 Armour Road, North Kansas City, Missouri 64116, that specializes in commercial property management for affiliated owners, including the Registrant. Maxus employs more than 300 people to manage commercial properties, including more than 8,000 apartment units and 600,000 square feet of retail and office space. Mr. Alvey is also President of KelCor, Inc. ("KelCor"), a Missouri corporation that specializes in the acquisition of commercial real estate. Mr. Alvey is responsible for the day-to-day accounting functions, risk management and taxes for Maxus and its managed properties. He has served in these capacities since 1988. In 1982, Mr. Alvey joined Arthur Andersen and Company where he was promoted to Tax Manager working primarily on real estate projects for individual clients. Mr. Alvey holds a bachelors degree from Rockhurst College and a Masters of Accountancy from Kansas State University.


                                   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             Nooney Realty Trust, Inc.

Date: October 3, 2000                        By: /s/ David L. Johnson
                                                     David L. Johnson, Chairman

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